Exhibit 99.F

March 22, 2007

Russell A. Whitney

1612 E. Cape Coral Parkway

Cape Coral, FL 33904

Dear Mr. Whitney:

The Board of Directors of the Whitney Information Network voted at its December 13, 2005 meeting to continue its practice of rewarding loyal and dedicated employees and trainers with the privilege of participating in a stock option plan. The enclosed stock option grant replaces those originally issued with the date of November 1, 2005.

We are pleased to inform you that you have been granted the option to purchase 125,000 shares at the price of $6.75 per share. These options are restricted and are subject to the terms and conditions of the employee stock option plan and the stock option grant documentation enclosed.

Please sign and return pages 1 through 4 of the extra copy of the Option Agreement to our office. A return envelope has been provided for your convenience.

The entire Board wants to thank you for your continued service to the success of our company.

Yours in Success,

/s/ Ronald S. Simon
Ronald S. Simon
President & COO

1612 East Cape Coral Pkwy., Suite A, Cape Coral, FL 33904 ph 239-542-0643 fax 239-542-1490 www.russwhitney.com

WHITNEY INFORMATION NETWORK, INC.

STOCK OPTION AGREEMENT
UNDER THE 1998 STOCK OPTION PLAN
AS AMENDED

Between:

Whitney Information Network, Inc. (the “Company”) and Russell A. Whitney (the “Employee”) dated December 13, 2005.

The Company hereby grants to the Employee an option (the “Option”) to purchase 125,000 shares of the Company’s no par value common stock (“Stock”) under the Whitney Information Network, Inc. 1998 Stock Option Plan (the “Plan”) upon the following terms and conditions:

1.             Purchase Price. The purchase price of the Stock shall be $6.75 per share, which is not less than the fair market value of the Stock on the date of this Agreement.

2.             Stock Option. The Option shall be a Stock Option, as defined in the Plan.

3.             Period of Exercise. The Option will expire ten years from the date of this Agreement. The Option may be exercised only while the Employee is actively employed by the Company and as provided in Section 6, dealing with termination of employment.

The Option may be exercised for up to, but not in excess of, the amounts of shares subject to the Option specified below, based on the Employee’s number of years of continuous employment with the Company from the date hereof. In applying the following limitations, the amount of shares, if any, previously purchased by the Employee shall be counted in determining the amount of share the Employee can purchase at any time in accordance with said limitations. The Employee may exercise the Option in the following amounts and in accordance with the conditions set forth in paragraph 7.3 of the Plan:

i.                       On the date of the grant, the Optionee may purchase up to 25% of the shares of Stock subject to the Option.

ii.                    After one (1) year of continuous services to the Company, the Optionee may purchase up to 25% of the shares of Stock subject to the Option.

iii.                 After two (2) years of continuous services to the Company, the Optionee may purchase up to 50% of the shares of Stock subject to the Option.

iv.                After three (3) years of continuous to the Company, the Optionee may purchase all shares of Stock subject to the Option.

This Option may not be exercised for less than fifty shares at any time unless the number of shares purchased is the total number purchasable at the time of the Option.

Where the Employee holds (whether under this Option alone or under this Option in conjunction with other stock options) stock options upon shares of the Company’s common stock having an aggregate fair market value (determined at the time of grant of each option) exceeding $100,000, the $100,000 limitation set forth in Section 4 below may impose additional limitations upon the exercisability of the Option and any other stock options granted to the Employee. Such limitations are in addition to, and not in lieu of, the limitations set forth in this Section 3.

4.             $100,000 Limitation. Notwithstanding anything to the contrary contained herein, the total fair market value (determined as of the date of the grant of an option) of shares of stock with respect to which this Option (and any other stock options granted by the Company) shall become exercisable for the first time during any calendar year shall not exceed $100,000. (Hereinafter this limitation is sometimes referred to as the “$100,000 Limitation”) If in any calendar year shares of stock having a fair market value of more than $100,000 first would become exercisable, but for the limitations of this section, this Option shall be exercisable in such calendar year only for shares having a fair market value not exceeding $100,000. (Hereinafter, shares with respect to which this Option is not exercisable in a calendar year due to the $100,000 Limitation are referred to as “Excess Shares”).

This Option shall become exercisable with respect to Excess Shares from a calendar year in the next succeeding calendar year (subject to any other restrictions on exercise which may be contained herein), provided that the $100,000 limitation shall also be applied to such succeeding calendar year. Subject to the term of this Option, such carryovers of Excess Shares shall be made to succeeding calendar years, including carryovers of any Excess Shares from previous calendar years, without limitation.

If as of the date of this Agreement the Employee already holds stock options granted by the Company (hereinafter any such stock options are referred to as “Prior Options”), and the fair market value (determined as the date of grant of each option) of the shares subject to this Option and the Prior Options held by the Employee is such that the $100,000 Limitation must be imposed, the $100,000 Limitation shall be applied as follows unless a special provision is made on Exhibit A attached hereto. If no special provision is made on Exhibit A, the $100,000 Limitation shall be applied by giving priority to options, which first become exercisable during a calendar year under the Prior Options. Thus, in applying the $100,000 Limitation under this Option, the fair market value (determined as of the date of grant) of the shares of stock with respect to which options first become exercisable under the Prior Options during the calendar year shall first be determined. Only the balance remaining for the calendar year of the $100,000 Limitation, if any, may be exercisable under this option for the calendar year, with any excess to be carried over as provided in the preceding paragraph, but with such carryover also to be subject to the provisions of this paragraph.

Employee acknowledges that it is possible that he or she may be granted stock options by the Company after the date of this Agreement. (Hereinafter such options are referred to as “Subsequent Option”.) If he exercise price of a Subsequent Option is less than the exercise price of this Option, and if permitted under the regulations and decisions applicable to the $100,000

Limitation, Employee agrees that the Company may reduce the number of shares of stock for which this Option is exercisable in specified calendar years, so that all or part of the $100,000 limitation for said calendar year may be applied to such Subsequent Option that would otherwise be possible. Where such reductions are made, Employee agrees to enter into any appropriate documentation to implement such reductions.

Employee further acknowledges that, as provided in the Plan, in certain circumstances connected with a dissolution or liquidation of the Company, or a merger, consolidation or other form of reorganization in which the Company is not the surviving corporation, the imposition of the $100,000 Limitation may result in the termination of all or part of this Option or other stock options.

5.             Transferability. This Option is not transferable except by will or the laws of descent and distribution and may be exercised during the lifetime of the Employee only be him or her.

6.             Termination of Employment. In the event that employment of the Employee with the Company is terminated, the Option may be exercised (to the extent exercisable at the date of his termination) by the Employee within three months after the date of termination; provided, however, that:

a.               If the Employee’s employment is terminated because he is disabled within the meaning of the Internal Revenue Code section 422A, the Employee shall have one year rather than three months to exercise the Option (to the extent exercisable at the date of his termination).

b.              If the Employee dies, the Option may be exercised (to the extent exercisable at the date of his death) by his legal representative or by a person who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the Employee, but the Option must be exercised within one year after the date of the Employee’s death.

c.               If the Employee’s employment is terminated for cause, this Option shall terminate immediately.

d.              In no event (including death of the Employee) may this option be exercised more than ten years from the date hereof.

7.             No Guarantee of Employment. This Agreement shall in no way restrict the rightof the Company to terminate Employee’s employment at any time.

8.             Investment Representation: Legend. The Employee (and any other purchaserunder paragraphs 6 (a) or 6 (b) hereof represents and agrees that all shares of Stock purchased by him under this Agreement will be purchased for investment purposes only and not with a view to distribution or resale. The Company may require that an appropriate legend be inscribed on the face of any certificate issued under this Agreement, indicating that transfer of the Stock is restricted, and may place an appropriate stop transfer order with the Company’s transfer agent with respect to the Stock.

9.             Method of Exercise. The Option may be exercised, subject to the terms and conditions of this Agreement, by written notice to the Company. The notice shall be in the form attached to this Agreement and will be accompanied by payment (in such form as the Company may specify) of the full purchase price of the Stock to be issued, and in the event of an exercise under the terms of paragraph 6 (a) or 6 (b) hereof, appropriate proof of the right to exercise the Option. The Company will issue and deliver certificates representing the number of shares purchased under the Option, registered in the name of the Employee (or other purchaser under paragraph 6 hereof) as soon as practicable after receipt of the notice.

10.          Withholding. In any case where withholding is required or advisable under federal, state, or local law in connection with any exercise by Employee hereunder, the Company is authorized to withhold appropriate amounts from amounts payable to Employee, or may require Employee to remit to the Company an amount equal to such appropriate amounts.

11.          Incorporation of Plan. This Agreement is made pursuant to the provisions of the Plan, which Plan is incorporated by reference herein. Terms used herein shall have the meaning employed in the Plan, unless the context clearly requires otherwise. In the event of a conflict between the provisions of the Plan and the provisions of the Agreement, the provisions of the Plan shall govern.

WHITNEY INFORMATION NETWORK, INC.

	By:	/s/ Ronald S. Simon
Ronald S. Simon, President & COO

ACCEPTED:

Dated:

WHITNEY INFORMATION NETWORK, INC.

NOTICE OF EXERCISE OF STOCK OPTION ISSUED
UNDER THE 1998 STOCK OPTION PLAN

To:	Compensation Committee
Whitney Information Network, Inc.
1612 Cape Coral Pkwy.
Cape Coral, Florida 33904

I hereby exercise my option dated                              to purchase                   shares of no par value common stock of the Company at the option exercise price of $               per share. Enclosed is a certified or cashier’s check in the total amount of $                           , or payment in such other form as the Company has specified.

I represent to you that I am acquiring said shares for investment purposes and not with a view to any distribution thereof. I understand that my stock certificate may bear an appropriate legend restricting the transfer of my shares and that the stock transfer order may be placed with the Company’s transfer agent with respect to such shares.

I request that my shares be issued in my name as follows:

(Print your name in the form in which you
wish to have the shares registered)

(Social Security Number)

(Street and Number)

		(City)	(State)	(Zip)

Dated:	, 20	.

Signature:

WHITNEY INFORMATION NETWORK, INC.

NOTICE OF EXERCISE OF STOCK OPTION ISSUED
UNDER THE 1998 STOCK OPTION PLAN

To:	Compensation Committee
Whitney Information Network, Inc.
1612 Cape Coral Pkwy.
Cape Coral, Florida 33904

I hereby exercise my option dated                          to purchase                         shares of no par value common stock of the Company at the option exercise price of $            per share. Enclosed is a certified or cashier’s check in the total amount of $                    ,or payment in such other form as the Company has specified.

I represent to you that I am acquiring said shares for investment purposes and not with a view to any distribution thereof. I understand that my stock certificate may bear an appropriate legend restricting the transfer of my shares and that the stock transfer order may be placed with the Company’s transfer agent with respect to such shares.

I request that my shares be issued in my name as follows:

(Print your name in the form in which you
wish to have the shares registered)

(Social Security Number)

(Street and Number)

		(City)	(State)	(Zip)

Dated:	, 20	.

Signature: